Exhibit 10.12

[BRONCUS TECHNOLOGIES, INC. LETTERHEAD]

March 20, 2000

Ed Roschak

Dear Ed:

I am pleased to offer you the position of Project Manager, Product Development with Broncus Technologies, Inc. In making this offer, I am expressing my enthusiastic support of your abilities to help Broncus become a great success. The purpose of this letter is to outline the offer and terms of your employment.

Job Title:	Project Manager, Product Development

Starting Date:	April 10, 2000

Salary:	$7,916.67 per month (annualizes to $95,000)

Stock Options:	You will be granted stock options for 25,000 shares at the next Board meeting following your first day of employment in accordance with the terms of the Broncus Technologies, Inc. employee stock option plan. These options will vest 25% (6,250 shares) at the end of the first year of employment and 1136’ (520 shares) of the remaining balance for each month thereafter for 36 months, for a total vesting period of four years. These options may be exercised ten years from the date of grant so long as you are an employee of the Company.

Ed Roschak	March 23, 2000

Benefits:	Broncus has an employee group insurance plan which, in short, provides medical, dental, life, and AD&D insurance.

Vacation:	Three weeks paid vacation per year in accordance with the Company’s vacation policy.

Relocation:	Broncus will pay the direct costs of moving your household goods to the Bay Area. In addition, Broncus will pay for transporting you and your family to the Bay Area. Finally, Broncus will provide you with a one-time cash bonus of $5,000 (gross amount), within 30 days following your start date, to help cover incidental expenses related to your relocation.

Ed Roschak	March 23, 2000

Other:	You will abide by all Broncus policies and rules, especially its policy that prohibits any new employee from using or bringing with them from any prior employer any confidential information, trade secrets or proprietary materials or processes of said former employer.

Your employment at Broncus is at will, meaning it is not for a specific term and can be terminated by you or by Broncus at any time for any reason, with or without cause.

This offer is contingent upon your executing Broncus’ Proprietary Information and Inventions Agreement (copy attached) for new employees, and providing the Company with the legally required proof of identity and authorization to work in the United States.

You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

Any dispute arising hereunder or arising out of your employment or other relations with the Company will be subject to binding arbitration under the auspices of the American Arbitration Association. This agreement shall be governed, construed and enforced in accordance with the laws of California without regard for the principles of conflict law. Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

Once signed by you, this letter will become a legally binding contract. It will constitute our complete agreement, and will supersede all prior agreements, promises, and discussions.

This agreement may only be amended or modified in a subsequent written document signed by the President of Broncus Technologies, Inc.

This offer of employment is valid only through March 24, 2000.

Ed Roschak	March 23, 2000

Ed, I believe you will be an outstanding Project Manager with Broncus. I truly feel that we have an exciting opportunity ahead of us to which you can make a significant contribution. I look forward to working with you in a long and mutually beneficial relationship.

Sincerely,

/s/ Bryan Loomas
Bryan Loomas
Vice President, Product Development

I agree to the above stated terms and conditions:

/s/ Ed Roschak	3/21/00
Ed Roschak	Date